Exhibit 4.3

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

MOTOROLA SOLUTIONS, INC.

4.850 % Senior Note due August 15, 2030

Number R-	CUSIP NO.: 620076 CA5

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

MOTOROLA SOLUTIONS, INC., a Delaware corporation (the “Issuer”, which term includes any successor corporation under the Senior Indenture hereafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of DOLLARS on August 15, 2030, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on February 15 and August 15 of each year (each, an “Interest Payment Date”), commencing February 15, 2026, on the original principal amount hereof, in like coin or currency, at the rate per annum specified in the title of this Note (as defined herein), from June 16, 2025 or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in the Senior Indenture referred to on the reverse hereof, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the February 1 or August 1 (whether or not a Business Day) (each, a “Regular Record Date”), as the case may be, next preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been executed by the Trustee under the Senior Indenture referred to on the reverse hereof by manual signature.

IN WITNESS WHEREOF, Motorola Solutions, Inc. has caused this instrument to be signed by one of its duly authorized officers.

MOTOROLA SOLUTIONS, INC.

By:
Its: Senior Vice President, Finance & Treasurer

ATTEST:

Its: Corporate Vice President, Transactions, Corporate & Securities Law and Secretary

Signature Page to 2030 Note

TRUSTEE’S CERTIFICATE

OF AUTHENTICATION

This is one of the Securities referred to in the

within-mentioned Senior Indenture.

THE BANK OF NEW YORK MELLON TRUST

COMPANY, N.A., as Trustee

By:	Date: June 16, 2025
Its:

Signature Page to 2030 Note

[REVERSE OF NOTE]

MOTOROLA SOLUTIONS, INC.

4.850 % Senior Note due August 15, 2030

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to a Senior Indenture dated as of August 19, 2014 (herein called the “Senior Indenture”), duly executed and delivered by the Issuer to The Bank of New York Mellon Trust Company, N.A., as trustee (herein called the “Trustee”), to which Senior Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any) and may otherwise vary as provided in the Senior Indenture. This Note is one of a series designated as the 4.850 % Senior Notes due August 15, 2030 (the “Notes”) of the Issuer. The Notes are initially limited in aggregate principal amount of $600,000,000; provided, however, that the Issuer may, without the consent of the Holders of the Notes, create and issue additional Notes ranking equally with the Notes and otherwise similar in all respects (other than the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional Notes or the first payment of interest following the issue date of such additional Notes) so that such further Notes would be consolidated and form a single series with the Notes.

Except as otherwise provided in the Senior Indenture, this Note will be issued in global form only registered in the name of the Depositary or its nominee. This Note will not be issued in definitive form, except as otherwise provided in the Senior Indenture, and ownership of this Note shall be maintained in book-entry form by the Depositary for the accounts of participating organizations of the Depositary.

Optional Redemption

The Notes shall be redeemable at the option of the Issuer, in whole or in part, at any time prior to July 15, 2030 (one month prior to the stated maturity of the Notes) (the “Par Call Date”), at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the Redemption Date. On or after the Par Call Date, the Issuer may redeem the Notes at its option, either in whole or in part, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date shall be payable to the Holders of such Notes registered as such at the close of business on the relevant Regular Record Date according to their terms and the provisions of the Senior Indenture.

Notice of any redemption of the Notes in connection with a corporate transaction (including any equity offering, an incurrence of indebtedness or a transaction involving a Change of Control of the Issuer) may, at the Issuer’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date. In addition, the Issuer may provide in such notice that payment of the Redemption Price and performance of the Issuer’s obligations with respect to such redemption may be performed by another person.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date, H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the par call date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any optional redemption (other than a Special Mandatory Redemption) will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made in accordance with the applicable procedures of the Depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another Depositary), the redemption of the Notes shall be conducted in accordance with the policies and procedures of the Depositary.

Unless the Issuer defaults in payment of the Redemption Price on the Notes, on and after the Redemption Date interest will cease to accrue on the Notes, or portions thereof, called for redemption. Prior to 11:00 a.m. on the Redemption Date, the Issuer will deposit with a Paying Agent (or the Trustee) money sufficient to pay the Redemption Price of and accrued interest on the Notes to be redeemed on that date.

Special Mandatory Redemption

If (x) the consummation of the Silvus Acquisition does not occur on or before the later of (i) the date that is five Business Days after May 22, 2026 and (ii) the date that is five Business Days after any later date to which the Issuer, Silvus Seller and Silvus may agree to extend the “Outside Date” as defined in the Purchase Agreement (the later of such dates, the “Extended Termination Date”) or (y) the Issuer notifies the Trustee that it will not pursue the consummation of the Silvus Acquisition (the earlier of the date of delivery of such notice as described in clause (y) and the Extended Termination Date, the “Special Mandatory Redemption Trigger Date”), the Issuer shall be required to redeem the Notes then outstanding at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price” and such redemption the “Special Mandatory Redemption”). For purposes of the foregoing, the Silvus Acquisition shall be deemed consummated if the closing under the Silvus Acquisition occurs, including after giving effect to any amendments or modifications to the Purchase Agreement or waivers thereunder acceptable to the Issuer.

In the event that the Issuer becomes obligated to redeem the Note pursuant to the Special Mandatory Redemption, the Issuer shall promptly, and in any event not more than 10 Business Days after the Special Mandatory Redemption Trigger Date, deliver or cause to be delivered to the registered Holders of the Notes notice of the Special Mandatory Redemption that includes the date upon which the Notes shall be redeemed (the “Special Mandatory Redemption Date”) which date shall be no later than the third Business Day following the date of such notice. At the Issuer’s request attaching the form of notice of Special Mandatory Redemption (delivered to the Trustee at least one Business Day prior to the date such notice is to be sent (or such shorter period as the Trustee may agree)), the Trustee shall promptly mail, or deliver electronically if such Notes are held by any Depositary (including, without limitation, DTC) in accordance with such Depositary’s customary procedures, such notice of Special Mandatory Redemption to each registered Holder of Notes to be redeemed at its registered address. Unless the Issuer defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest shall cease to accrue on the Note to be redeemed.

Notwithstanding the foregoing, installments of interest on any series of Notes that are due and payable on Interest Payment Dates falling on or prior to the Special Mandatory Redemption Date shall be payable on such Interest Payment Dates to the registered Holders as of the close of business on the relevant Regular Record Date according to their terms and the provisions of the Senior Indenture.

For purposes of the foregoing provisions regarding a Special Mandatory Redemption, the following definitions are applicable:

“Silvus” means Silvus Technologies Holdings Inc.

“Silvus Acquisition” means the acquisition by the Issuer of all of the issued and outstanding equity interests of Silvus.

“Silvus Seller” means Silvus Technologies Group LLC.

“Purchase Agreement” means the Purchase and Sale Agreement (as amended or supplemented from time to time), dated May 27, 2025, by and among the Issuer, Silvus Seller and Silvus, pursuant to which Issuer shall acquire all of the issued and outstanding equity interests of Silvus, subject to the terms and conditions set forth therein.

Change of Control

If a Change of Control Repurchase Event (as defined below) occurs, unless the Issuer has exercised its right to redeem all of the outstanding Notes as described above, the Issuer shall be required to make an offer to each Holder of the Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Issuer, prior to any Change of Control, but after the public announcement of the Change of Control, the Issuer shall give a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”). The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of compliance with such securities laws or regulations.

On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(1)	accept for payment all the Notes or portions of the Notes properly tendered pursuant to its offer;

(2)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Notes or portions of the Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Issuer.

The Paying Agent shall promptly mail or otherwise deliver to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Issuer shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer to repurchase the Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing provisions regarding an offer to purchase upon a Change of Control Repurchase Event, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) or group of related “persons” other than the Issuer or one of its subsidiaries; (2) the adoption of a plan relating to the Issuer’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) or group of related

“persons” becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Issuer’s stock or other voting stock into which the Issuer’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (4) the first day on which a majority of the members of the board of directors of the Issuer are not continuing directors.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a ratings event.

“continuing directors” means, as of any date of determination, any member of the board of directors of the Issuer who (1) was a member of such board of directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination or election.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Issuer.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Issuer (as certified by a resolution of the board of directors of the Issuer) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“rating category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within rating categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“rating date” means the date which is 90 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Issuer to effect a Change of Control.

“ratings event” means the occurrence of the events described in (a) or (b) below on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Issuer to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies): (a) in the event the Notes are rated by both rating agencies on the rating date as investment grade, the rating of the Notes shall be reduced so that the Notes are rated below investment grade by both rating agencies, or (b) in the event the Notes (1) are rated investment grade by one rating agency and below investment grade by the other rating agency, the rating of the Notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) so that the Notes are then rated below investment grade by both rating agencies or (2) are rated below investment grade by both rating agencies on the rating date, the rating of the Notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) or is withdrawn. Notwithstanding the foregoing, a ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a ratings event for purposes of the definition of Change of Control Repurchase Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the ratings event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Events of Default

In case an Event of Default with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Senior Indenture.

Amendments

The Senior Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Securities of each series issued under such Senior Indenture then Outstanding and affected to add any provisions to, or change in any manner or eliminate any of the provisions of, such Senior Indenture or modify in any manner the rights of the Holders of the Securities of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the Holder of each Security affected thereby, (i) extend the stated maturity of the principal of any Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount), premium, if any, or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or impair the right to institute suit for the enforcement of any payment on any Security when due or (ii) reduce the aforesaid percentage in principal amount of Securities of any series issued under such Senior Indenture, the consent of the Holders of which is required for any such modification. It is also provided in the Senior Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, prior to any declaration accelerating the maturity of such Securities, the Holders of a majority in aggregate principal amount Outstanding of the Securities of such series (or, in the case of certain defaults or Events of Default, all or certain series of the Securities) may on behalf of the Holders of all the Securities of such series (or all or certain series of the Securities, as the case may be) waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in the payment of the principal (or premium, if any) or interest on any of the Securities, or to the default under any covenant or provision of the Senior Indenture which under the terms of the Senior Indenture cannot be modified or amended without the consent of the Holder of each Security affected. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Senior Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes which may be issued in exchange or substitution hereof or on registration of transfer hereof, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

Payment

No reference herein to the Senior Indenture and no provision of this Note or of the Senior Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

Transfer, Registration and Exchange

Upon due presentment for registration of transfer of this Note at the Corporate Trust Office of the Trustee, or at such other locations as the Issuer may from time to time designate, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Senior Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000 in excess thereof, and in the manner and subject to the limitations provided in the Senior Indenture, but without the payment of any service charge, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations.

The Issuer, the Trustee and any authorized agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and none of the Issuer, the Trustee or any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Issuer in the Senior Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration of the issue hereof.

The Notes are not entitled to any sinking fund.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

Terms used herein which are defined in the Senior Indenture shall have the respective meanings assigned thereto in the Senior Indenture.

* * * *

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto:

(Please insert social security or other identifying number of assignee)

(Please print or type name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Dated	Signed:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

Signature Guarantee: